PROGRESS SOFTWARE REPORTS FOURTH QUARTER RESULTS

Operating Income and EPS Show Double Digit Increases;
Revenue at an All-Time High

BEDFORD, Mass., December 17, 2003 — Progress Software Corporation (Nasdaq: PRGS), a supplier of leading technology to develop, deploy, integrate and manage business applications, today announced results for its fourth quarter ended November 30, 2003. Revenue for the quarter was $82.0 million, up 14 percent (6 percent at constant currency) from $72.1 million in the fourth quarter of 2002. Software license revenue was $29.9 million, up 19 percent (11 percent at constant currency) from $25.1 million in the same quarter last year. Operating income increased 33 percent to $12.3 million, up from $9.2 million in the same quarter last year. Net income was $8.8 million, up 28 percent from $6.9 million in the same quarter last year. Diluted earnings per share of 23 cents represented an increase of 21 percent over the 19 cents achieved in the fourth quarter of 2002.

For the twelve months ended November 30, 2003, revenue increased 13 percent to $309 million from $273 million in 2002. Operating income increased 30 percent to $36.8 million from $28.2 million in 2002. Net income increased 32 percent to $27.1 million from $20.6 million in 2002 and diluted earnings per share increased 33 percent to 72 cents from 54 cents in 2002.

The company’s cash and short-term investments at the end of the quarter totaled $219 million. During the fourth quarter, the company purchased approximately 19,000 shares of its stock at a cost of $0.4 million. The company’s existing repurchase authorization, under which 9.9 million shares remain available for repurchase, expires on September 30, 2004.

On December 5, 2003, Progress Software Corporation (PSC) announced the intent to acquire substantially all the assets and certain subsidiaries of DataDirect Technologies Limited, a privately-held company specializing in standards-based data access components for software developers. The purchase price, net of cash and subject to certain balance sheet adjustments at closing, is approximately $88 million in cash. The new business is expected to be immediately cash flow positive, dilutive to earnings in the first year, and accretive thereafter. Excluding amortization of purchased intangibles and one-time acquisition-related charges, the acquisition is expected to be immediately accretive. The acquisition is expected to close within 30 days, subject to the usual regulatory approvals. DataDirect will become an independent operating company of PSC.

“We are pleased to record our tenth straight quarter of year-over-year revenue growth and eighth straight quarter of net income growth. We anticipate that DataDirect will add another profitable market leader that is complementary to our existing lines of business, and reinforces our technology leadership, which is the backbone of our success,” said Joseph W. Alsop, co-founder and chief executive officer of PSC. “Our new operating companies, including Sonic Software, PeerDirect, ObjectStore and, shortly, DataDirect, continue to focus on emerging markets and high growth initiatives, while the Progress® OpenEdge™ platform from the Progress Company continues to grow and remains the technology of choice for application development and deployment among our 2,000 Application Partners and their customers.”

New Customers and Partners

Highlights include recent adoption of PSC technology, and solutions based on PSC technology, by new customers and Application Partners including:

A&M Services B.V., Agri Information Partners, Barra, Inc., Boulder City Hospital, Inc., Bronovo, Caaspre Technologies Mexico, Classic Video Pty Limited, Chicago Board of Trade, City of Seattle, Comune di Pisa, DCSF Management, DemandTec Inc., Flowsoft, S.A. de C.V., Fidelis Software, Inc., Fractal Technologies Pty Ltd, Gotlands Energiverk AB, Healthsouth Corporation, LC Maitre Industies, Loire SAS, Manhattan Associates, Inc., MTD, NetSourcing, Omniplast, Inc., Scadif, Stad Dilsen-Stokken, Termoz Waeles, The Sco Group, U.S. Cotton and Worldwide Retail Exchange.

Other Recent Highlights

The Progress Company announced that the Cunard Line’s Queen Mary 2, the largest ocean liner ever built, will use Progress-based Discovery Travel Systems’ (DTS) Ship Partner™ software to manage the following: embarkation/disembarkation information capture and dissemination in accordance with federal regulations; a cashless billing environment with interfaces to a variety of point-of-sale systems, including bars, gift shops, an Internet cafe, arcades and minibars; integration with business-critical functions such as crew and vessel safety and door locking mechanisms; and shipboard amenity systems, such as telephone, interactive TV and credit card approval systems.

http://phx.corporate-ir.net/phoenix.zhtml?c=86919&p=IROL-NRText&t=Regular&id=477 771&

PeerDirect Corporation today announced PeerDirect™ Mobilized Enterprise, a product that provides independent software vendors (ISVs) and enterprise IT departments with the technology needed to add “mobility” attributes to their existing and new enterprise applications. PeerDirect Mobilized Enterprise is the newest product in the PeerDirect Distributed Enterprise 2.0 suite and leverages patented technology for application distribution and data synchronization.

http://phx.corporate-ir.net/phoenix.zhtml?c=86919&p=IROL-NRText&t=Regular&id=476 394&

Sonic Software, the leader in standards-based integration, today announced that the Sonic Business Integration Suite™, built on the world’s first enterprise service bus (ESB), is powering an automated corporate payment processing service as part of a joint RosettaNet-SWIFT corporate-to-bank (C2B) XML international payment services pilot project. The project provides an important milestone for multi- industry standards working in harmony with each other, and a significant step in streamlining billing and corporate payment processing.

http://www.sonicsoftware.com/news_events/press/pressitem/pressrelease_179596/ind ex.ssp?

Leading independent truck parts supplier, TruckPro, selected an award-winning Progress-based application from Progress Partner IWS. The IRMS Warehouse Management System was selected to provide real time warehouse operations, increase efficiencies and expand TruckPro’s customer service (see http://www.progress.com/company_info/news_views/pressrelease_178272/pritem.ssp? )

The Progress Company announced that Supply Chain Systems Magazine has selected Progress customer Transitions Optical, the world’s leading supplier of plastic photochromic eyeglass lenses, as a “2003 Supply Chain Innovator.” Using an ERP package based on the Progress® OpenEdge™ platform, Transitions Optical was able to dramatically reduce inventory and lead time by at least 50 percent (also see press release http://www.progress.com/company_info/news_views/pressrelease_176960/pritem.ssp?

The Progress Company announced that the Kirchner Corporation, a mid-market manufacturer of concept and diamond jewelry, has utilized the Progress OpenEdge platform for its new wireless order processing application. http://www.progress.com/company_info/news_views/pressrelease_151518/pritem.ssp?

PSC’s conference call to discuss its fourth quarter results will be Webcast live today at 9:00 a.m. Eastern via CCBN on the company’s Web site, located at www.progress.com/investors . The call will also be Webcast live via Yahoo (www.yahoo.com), Motley Fool (www.fool.com), Streetevents (www.streetevents.com), TD Waterhouse (www.tdwaterhouse.com) and Fidelity.com (www.fidelity.com). An archived version of the conference call will be available for replay.

About Progress Software Corporation

Progress Software Corporation (PSC) (Nasdaq: PRGS) supplies industry-leading technologies for all aspects of the development, deployment, integration and management of business applications. PSC, headquartered in Bedford, MA, operates through the Progress Company, Sonic Software Corporation, and PeerDirect Corporation. PSC can be reached at www.progress.com or +1-781-280-4000.

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Safe Harbor Statement

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders, the timely release of enhancements to the company’s products, the growth rates of certain market segments, the positioning of the company’s products in those market segments, market acceptance of the application service provider distribution model, variations in the demand for customer service and technical support, pricing pressures and the competitive environment in the software industry, business and consumer use of the Internet, and the company’s ability to penetrate international markets and manage its international operations. The company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the company’s business, please refer to the company’s filings with the Securities and Exchange Commission.

Progress and OpenEdge are trademarks of Progress Software Corporation in the U.S. and other countries. Sonic Business Integration Suite is a trademark of Sonic Software Corporation in the U.S. PeerDirect is a trademark or registered trademark of PeerDirect Corporation in the U.S. and Canada. Any other trademarks or service marks contained herein are the property of their respective owners.

Progress Software Corporation
Condensed Consolidated Statements of Income

	Three Months Ended			Twelve Months Ended

	November 30,	November 30,	Percent	November 30,	November 30,	Percent
(In thousands except per share data)	2003	2002	Change	2003	2002	Change

Revenue:
Software licenses	$29,947	$25,126	19%	$109,666	$93,468	17%
Maintenance and services	52,046	46,977	11%	199,394	179,655	11%

Total revenue	81,993	72,103	14%	309,060	273,123	13%

Costs and expenses:
Cost of software licenses	2,315	2,778		9,173	10,751
Cost of maintenance and services	13,604	14,160		52,599	56,934
Sales and marketing	33,846	27,487		125,934	105,068
Product development	11,944	10,373		50,243	42,113
General and administrative	8,022	8,088		34,159	30,033
In-process research and development	—	—		200	—

Total costs and expenses	69,731	62,886	11%	272,308	244,899	11%

Income from operations	12,262	9,217	33%	36,752	28,224	30%
Other income, net	334	609		1,925	1,186

Income before provision for income taxes	12,596	9,826	28%	38,677	29,410	32%
Provision for income taxes	3,779	2,948		11,603	8,823

Net income	$8,817	$6,878	28%	$27,074	$20,587	32%

Earnings per share:
Basic	$0.25	$0.20	25%	$0.79	$0.58	36%
Diluted	$0.23	$0.19	21%	$0.72	$0.54	33%

Weighted average shares outstanding:
Basic	35,010	34,248	2%	34,217	35,419	(3)%
Diluted	38,629	35,759	8%	37,554	38,132	(2)%

Condensed Consolidated Balance Sheets

	November 30,	November 30,
(In thousands)	2003	2002

Assets
Cash and short-term investments	$219,131	$177,193
Accounts receivable, net	52,065	48,676
Other current assets	22,534	18,959

Total current assets	293,730	244,828

Property and equipment, net	35,572	34,045
Other assets	38,468	11,293

Total	$367,770	$290,166

Liabilities and shareholders’ equity
Accounts payable and other current liabilities	$63,115	$50,799
Deferred revenue	82,614	66,404

Total current liabilities	145,729	117,203

Shareholders’ equity:
Common stock and additional paid-in capital	53,102	27,743
Retained earnings	168,939	145,220

Total shareholders’ equity	222,041	172,963

Total	$367,770	$290,166